EXHIBIT 99.2

Exhibit 99.2

September 13, 2005

Trinity Bank

310 West Franklin Street

Monroe, North Carolina 28112

We hereby consent to the inclusion of our opinion letter dated May 24, 2005 to the Board of Directors of Trinity Bank as Appendix B to the Joint Proxy Statement/Prospectus of Citizens South Banking Corporation and Trinity Bank, which forms a part of the Registration Statement on Form S-4 of Citizens South Banking Corporation and to the references to our name and to the description of such opinion under the captions “Summary-Opinion of Trinity Bank’s Financial Advisor,” “PROPOSAL I – THE PROPOSED MERGER-Background of the Merger,” “ PROPOSAL I – THE PROPOSED MERGER – Trinity Bank’s Reasons for the Merger; Recommendation of Trinity Bank’s Board of Directors,” and PROPOSAL I – THE PROPOSED MERGER – Opinion of Trinity Bank’s Financial Advisor.” By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commissions promulgated thereunder.

/s/ Burke Capital Group, L.L.C.

Burke Capital Group, L.L.C.

Burke Capital Group, L.L.C. • 945 East Paces Ferry Road, Suite 1400 • Atlanta, Georgia 30326

www.burkecapital.com • Tel. (404) 495-5920 / Fax (404) 495-5921